UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 1, 2019

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

To mitigate risk from hurricanes and other catastrophes, each year HCI Group, Inc. and its wholly-owned insurance subsidiaries implement a comprehensive reinsurance program whereby we pay premiums to other entities that agree to indemnify us against costs associated with policyholder claims caused by certain catastrophic events. We have secured our non-flood reinsurance program for the year June 1, 2019 through May 31, 2020 by entering into contracts with multiple private reinsurance companies and the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include, MS Amlin AG, AXIS Specialty Limited, Chubb Tempest Reinsurance Ltd., Arch Reinsurance Ltd., Swiss Reinsurance America, numerous Lloyd’s syndicates, Endurance Specialty Insurance Ltd., which is an affiliate of Sompo Holdings, Inc. and National Liability & Fire Insurance Company, which is an affiliate of Berkshire Hathaway, Inc. In the recent past, portions of the reinsurance program were secured through our own reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd. For the 2019-2020 year we retained no risk within Claddaugh.

The reinsurance contracts offer various coverages, limits, retentions, and durations. The private reinsurance contracts cover, in general, hurricanes, tropical storms, tornados, and other large events. The Florida Hurricane Catastrophe Fund agreement covers only storms designated as hurricanes by the National Hurricane Center.

Our 2019-2020 reinsurance program provides coverage up to $901 million for catastrophic losses in a single event, excluding flood losses, which according to catastrophe models approved by the Florida Office of Insurance Regulation is sufficient to cover the company’s probable maximum loss resulting from a 1 in 282-year storm based on projected exposure at September 30, 2019. The total coverage for all occurrences is $1.477 billion.

The Florida Hurricane Catastrophe Fund component of our program is estimated to cover 45% of $707 million of first event loss in excess of $252 million.

We expect to recognize net reinsurance costs of approximately $112 million for the 2019-2020 contract year starting June 1, 2019, assuming no losses occur during that period. Expected growth from TypTap Insurance Company, HCI’s technology driven insurance subsidiary, could increase net reinsurance premiums at the exposure true up on September 30, 2019. Based on assumed growth and including reinsurance premiums for flood, HCI’s total ceded reinsurance premiums for the 2019-2020 contract year are estimated to be $124 million.

Our non-flood reinsurance retention is $16 million in a first event and $16 million in a second event. Our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralized their potential obligations to us.

One of our private reinsurance contracts entered into in a previous year is a multi-year contract that includes retrospective provisions that adjust premiums in the event losses are minimal or zero. In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results when a catastrophic loss event occurs.

Forward Looking Statements

This form 8-K may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance that our ceded premium estimates will be accurate or that our coverages will be enough to cover all the costs associated with one or more catastrophic events that may occur. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 24, 2019.

HCI GROUP, INC.

BY:	/s/ James Mark Harmsworth
	Name:	James Mark Harmsworth
	Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.